Exhibit 99.2

News Release For Immediate Release www.ball.com	Investor Contact: Ann T. Scott 303-460-3537, ascott@ball.com Media Contact: Renee Robinson 303-460-2476, rarobins@ball.com

Ball Announces Proposed Acquisition of Rexam PLC

Highlights

•    Cash and stock transaction valued at £5.4 billion ($8.4 billion), including the assumption of net debt

•    Aligns with Drive for 10 vision and long-standing capital allocation strategy

•    Leverages complementary product lines and company cultures

•    $300 million of achievable synergies by 2018

•    Highly accretive to earnings per share, generates significant free cash flow and increases EVA®

BROOMFIELD, Colo., Feb. 19, 2015 — Ball Corporation (NYSE:BLL) and Rexam PLC (LSE:REX) today announced the terms of a recommended offer by Ball to acquire all of the outstanding shares of Rexam in a cash and stock transaction. Under the terms of the offer, for each Rexam share, Rexam shareholders will receive 407p in cash and 0.04568 new Ball shares. The transaction values Rexam at 610p per share based on Ball’s 90-day volume weighted average price as of Feb. 17, 2015, and an exchange rate of US$1.54: £1 on that date representing an equity value of £4.3 billion ($6.6 billion). This represents a premium of 36 percent over Rexam’s closing price as of Feb. 4, 2015, the last trading day prior to media speculation concerning a potential transaction. Upon completion of the transaction, Rexam shareholders will own approximately 19 percent of Ball’s fully diluted shares outstanding. Both companies’ boards of directors unanimously support the transaction. In addition, Ball will provide a Mix and Match Facility, which will allow Rexam shareholders to elect, subject to offsetting elections, to vary the proportions in which they receive new Ball shares and cash.

The transaction is subject to approvals from each company’s shareholders and regulatory approvals. It is expected that the necessary clearances will be obtained in the first half of 2016. Following closing of the transaction, Ball will remain a New York Stock Exchange listed company domiciled in the U.S.

Ball and Rexam represent two companies with complementary metal beverage packaging product offerings and strong cultural compatibility. The combined company will have pro forma 2014 revenue of approximately $15 billion and approximately 22,500 employees across five continents.

“The combination of Ball and Rexam creates a global metal beverage packaging supplier capable of leveraging its geographic presence, innovative products and talented employees to better serve customers of all sizes across the globe; while at the same time generating significant shareholder value,” said John A. Hayes, chairman, president and chief executive officer.

Ball Corporation • 10 Longs Peak Drive • P.O. Box 5000 • Broomfield, Colorado U.S.A. 80021 • www.ball.com

“Today’s announcement aligns with our Drive for 10 strategic vision of maximizing value in our existing businesses, expanding into new products and capabilities, aligning ourselves with the right customers and markets, broadening our geographic reach and leveraging our know-how and technology. Once successfully closed, we expect the combination will provide $300 million of annual run-rate, value creating synergies in the areas of general and administrative, sourcing, freight and logistics and process and efficiency savings which are additive to our long-standing financial strategy of growing diluted earnings per share 10 to 15 percent over time, generating significant free cash flow and growing EVA dollars,” said Hayes.

Stuart Chambers, chairman, Rexam said, “The Rexam board believes that the proposed combination with Ball is a compelling opportunity for our stakeholders.  By combining the two companies, we will create a truly global platform to deliver best-in-class service to customers based on a shared culture of manufacturing excellence and continued innovation.  The proposed transaction offers our shareholders an attractive premium and an opportunity to participate in the value creation of the combined group through ownership of Ball shares.”

Scott C. Morrison, senior vice president and chief financial officer said, “The financing structure for the transaction has been committed by a diverse set of global financial institutions offering competitive pricing and borrowing flexibility.”

“Ball’s existing strong free cash flow coupled with the free cash flow of Rexam will allow us to aggressively pay down debt post-closing as we have done following past highly accretive acquisitions such as Reynolds Metals in 1998, Schmalbach-Lubeca in 2002, U.S. Can in 2006 and the AB InBev plants acquisition in 2009. Given the cash generative capabilities and the $300 million of annual run-rate synergies of today’s proposed transaction, we expect to maintain a solid credit profile after this transaction is complete. Our pro forma leverage will be approximately 4.5 times net debt to EBITDA following this transaction, a level similar to our leverage following the Reynolds Metals transaction, when we were a much smaller company. Once we have reduced the leverage to levels in the range of 3.0 times net debt to EBITDA, the company will re-initiate its share repurchase program, and we are targeting 2018 for that,” said Morrison.

In summary, John A. Hayes, chairman, president and chief executive officer said, “As our customers’ global reach and product portfolios expand and consumer packaging preferences evolve, the Ball and Rexam combination allows us to remain competitive versus other packaging substrates and responsive to our stakeholders needs for sustainable, innovative and low-cost packaging solutions.”

Representing Ball Corporation as lead financial advisor is Greenhill & Co., with Skadden, Arps, Slate, Meagher & Flom acting as lead legal advisor, and Axinn, Veltrop and Harkrider acting as lead antitrust advisor. Deutsche Bank AG, London Branch and Goldman, Sachs & Co. also represent Ball as financial advisors. In addition to cash on hand, committed debt financing is being provided by Deutsche Bank Securities Inc., Bank of America Merrill Lynch, Goldman Sachs Bank USA, KeyBank National Association, Royal Bank of Scotland PLC and Rabobank.

About Ball Corporation

Ball Corporation supplies innovative, sustainable packaging solutions for beverage, food and household products customers, as well as aerospace and other technologies and services primarily for the U.S. government. Ball Corporation and its subsidiaries employ 14,500 people worldwide and reported 2014 sales of $8.6 billion. For more information, visit www.ball.com, or connect with us on Facebook or Twitter.

About Rexam PLC

Rexam PLC is a leading metal beverage can maker headquartered in London, United Kingdom. Rexam has 55 can making plants in more than 20 countries across the globe and around 8,000 employees. For more information, visit www.rexam.com.

Conference Call Details

Ball Corporation (NYSE: BLL) will host a conference call on Thursday, February 19, 2015, to discuss the proposed transaction. The call will begin at 6 a.m. Mountain Time (1 p.m. U.K. Time). The North American toll-free number for the call is 800-920-2905, the U.K. toll-free number is 0800 528 0280 and other international callers should dial 212-271-4651. Please use the following URL for a webcast of the live call:

http://edge.media-server.com/m/p/gmdrcysf/lan/en

For those unable to listen to the live call, a taped replay will be available from 8:30 a.m. Mountain Time (3:30 p.m. U.K. time) on Thursday, February 19, 2015, until 8:30 a.m. Mountain Time (3:30 p.m. U.K. time) on February 26, 2015. To access the replay, call 800-633-8284 (toll-free North American callers) or 0800 692 0831 (toll-free U.K. callers) or 402-977-9140 (international callers) and use reservation number 21762045. A written transcript of the call will be posted within 48 hours of the call’s conclusion to Ball’s website at www.ball.com/investors.

Solicitation Legends

This press release may be deemed to be solicitation material in respect of the proposed acquisition of Rexam PLC (“Rexam”) by Ball Corporation (“Ball”), including the issuance of shares of Ball common stock in respect of the proposed acquisition. In connection with the foregoing proposed issuance of Ball common stock, Ball expects to file a proxy statement on Schedule 14A with the Securities and Exchange Commission (the “SEC”). To the extent Ball effects the acquisition of Rexam as a Scheme under United Kingdom law, the issuance of Ball common stock in the acquisition would not be expected to require registration under the Securities Act of 1933, as amended (the “Act”), pursuant to an exemption provided by Section 3(a)(10) under the Act.  In the event that Ball determines to conduct the acquisition pursuant to an offer or otherwise in a manner that is not exempt from the registration requirements of the Act, it will file a registration statement with the SEC containing a prospectus with respect to the Ball common stock that would be issued in the acquisition. INVESTORS AND SECURITY HOLDERS OF BALL ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE ACQUISITION THAT BALL WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT BALL, THE PROPOSED ISSUANCE OF BALL COMMON STOCK, AND THE PROPOSED ACQUISITION. The preliminary proxy statement, the definitive proxy statement, the registration statement/prospectus, in each case as applicable, and other relevant materials in connection with the proposed issuance of Ball common stock and the acquisition (when they become available), and any other documents filed by Ball with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by sending a request to: Investor Relations, Ball Corp., 10 Longs Peak Drive, Broomfield, CO 80021-2510.

Ball and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Ball’s stockholders with respect to the proposed acquisition, including the proposed issuance of Ball common stock in respect of the proposed acquisition. Information about Ball’s directors and executive officers and their ownership of Ball’s common stock is set forth in Ball’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which was filed with the SEC on February 24, 2014 and Ball’s proxy statement for its 2014 Annual Meeting of Stockholders, which was filed with the SEC on March 13, 2014. Information regarding the identity of the potential participants, and their direct or indirect interests in the solicitation, by security holdings or otherwise, will be set forth in the proxy statement and/or prospectus and other materials to be filed with the SEC in connection with the proposed acquisition and issuance of Ball common stock in the proposed acquisition.

Forward-Looking Statements

This release contains “forward-looking” statements concerning future events and financial performance. Words such as “expects,” “anticipates,” “estimates” and similar expressions identify forward-looking statements. Such statements are subject to risks and uncertainties, which could cause actual results to differ materially from those expressed or implied. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Key risks and uncertainties are summarized in filings with the Securities and Exchange Commission, including Exhibit 99 in our Form 10-K, which are available on our website and at www.sec.gov. Factors that might affect: a) our packaging segments include product demand fluctuations; availability/cost of raw materials; competitive packaging, pricing and substitution; changes in climate and weather; crop yields; competitive activity; failure to achieve productivity improvements or cost  reductions; mandatory deposit or other restrictive packaging laws; customer and supplier consolidation, power and supply chain influence; changes in major customer or supplier contracts or loss of a major customer or supplier; political instability and sanctions; and changes in foreign exchange or tax rates; b) our aerospace segment include funding, authorization, availability and returns of government and commercial contracts; and delays, extensions and technical uncertainties affecting segment contracts; c) the company as a whole include those listed plus: changes in senior management; regulatory action or issues including tax, environmental, health and workplace safety, including U.S. FDA and other actions or public concerns affecting products filled in our containers, or chemicals or substances used in raw materials or in the manufacturing process; technological developments and innovations; litigation; strikes; labor cost changes; rates of return on assets of the company’s defined benefit retirement plans; pension changes; uncertainties surrounding the U.S. government budget, sequestration and debt limit; reduced cash flow; ability to achieve cost-out initiatives; interest rates affecting our debt; and successful or unsuccessful acquisitions and divestitures, including, with respect to the proposed Rexam PLC acquisition, the effect of the announcement of the acquisition on our business relationships, operating results and business generally; the occurrence of any event or other circumstances that could give rise to the termination of our definitive agreement with Rexam PLC in respect of the acquisition; the outcome of any legal proceedings that may be instituted against us related to the definitive agreement with Rexam PLC; and the failure to satisfy conditions to completion of the acquisition of Rexam PLC, including the receipt of all required regulatory approvals.

No profit forecast

Nothing contained herein shall be deemed to be a forecast, projection or estimate of the future financial performance of Ball, Rexam or the combined business following completion of the combination, unless otherwise stated.

Disclosure requirements of the UK Takeover Code

Rexam is a company subject to the jurisdiction of the UK Takeover Code (the “Code”)

Under Rule 8.3(a) of the Code, any person who is interested in 1 per cent. or more of any class of relevant securities of an offeree company or of any securities exchange offeror (being any offeror other than an offeror in respect of which it has been announced that its offer is, or is likely to be, solely in cash) must make an Opening Position Disclosure following the commencement of the offer period and, if later, following the announcement in which any securities exchange offeror is first identified. An Opening Position Disclosure must contain details of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror(s). An Opening Position Disclosure by a person to whom Rule 8.3(a) applies must be made by no later than 3.30 pm (London time) on the 10th Business Day following the commencement of the offer period and, if appropriate, by no later than 3.30 pm (London time) on the 10th Business Day following the announcement in which any securities exchange offeror is first identified. Relevant persons who deal in the relevant securities of the offeree company or of a securities exchange offeror prior to the deadline for making an Opening Position Disclosure must instead make a Dealing Disclosure.

Under Rule 8.3(b) of the Code, any person who is, or becomes, interested in 1 per cent. or more of any class of relevant securities of the offeree company or of any securities exchange offeror must make a Dealing Disclosure if the person deals in any relevant securities of the offeree company or of any securities exchange offeror. A Dealing Disclosure must contain details of the dealing concerned and of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror, save to the extent that these details have previously been disclosed under Rule 8. A Dealing Disclosure by a person to whom Rule 8.3(b) applies must be made by no later than 3.30 pm (London time) on the Business Day following the date of the relevant dealing.

Disclosures are therefore required in the shares of Ball and Rexam.

If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire or control an interest in relevant securities of an offeree company or a securities exchange offeror, they will be deemed to be a single person for the purpose of Rule 8.3.

Opening Position Disclosures must also be made by the offeree company and by any offeror and Dealing Disclosures must also be made by the offeree company, by any offeror and by any persons acting in concert with any of them (see Rules 8.1, 8.2 and 8.4).

Details of the offeree and offeror companies in respect of whose relevant securities Opening Position Disclosures and Dealing Disclosures must be made can be found in the Disclosure Table on the Panel’s website at www.thetakeoverpanel.org.uk, including details of the number of relevant securities in issue, when the offer period commenced and when any offeror was first identified. You should contact the Panel’s Market Surveillance Unit on +44 (0)20 7638 0129 if you are in any doubt as to whether you are required to make an Opening Position Disclosure or a Dealing Disclosure.

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